UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

METALLICA RESOURCES INC.

(Name of Issuer)

COMMON STOCK WITHOUT PAR VALUE

(Title of Class of Securities)

59125J104

(CUSIP Number)

May 16, 2008

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 59125J104	13G/A	Page 2 of 11 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Highfields Capital Management LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 8,534,550*
6. SHARED VOTING POWER –0–
7. SOLE DISPOSITIVE POWER 8,534,550*
8. SHARED DISPOSITIVE POWER –0–

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,534,550*
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.8%*
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*	See Item 4.

CUSIP No. 59125J104	13G/A	Page 3 of 11 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Highfields GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 8,534,550*
6. SHARED VOTING POWER –0–
7. SOLE DISPOSITIVE POWER 8,534,550*
8. SHARED DISPOSITIVE POWER –0–

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,534,550*
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.8%*
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

*	See Item 4.

CUSIP No. 59125J104	13G/A	Page 4 of 11 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Highfields Associates LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 8,534,550*
6. SHARED VOTING POWER –0–
7. SOLE DISPOSITIVE POWER 8,534,550*
8. SHARED DISPOSITIVE POWER –0–

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,534,550*
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.8%*
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

*	See Item 4.

CUSIP No. 59125J104	13G/A	Page 5 of 11 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jonathon S. Jacobson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 8,534,550*
6. SHARED VOTING POWER –0–
7. SOLE DISPOSITIVE POWER 8,534,550*
8. SHARED DISPOSITIVE POWER –0–

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,534,550*
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.8%*
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

*	See Item 4.

CUSIP No. 59125J104	13G/A	Page 6 of 11 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Richard L. Grubman
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 8,534,550*
6. SHARED VOTING POWER –0–
7. SOLE DISPOSITIVE POWER 8,534,550*
8. SHARED DISPOSITIVE POWER –0–

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,534,550*
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.8%*
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

*	See Item 4.

CUSIP No. 59125J104	13G/A	Page 7 of 11 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Highfields Capital III L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 5,384,371*
6. SHARED VOTING POWER –0–
7. SOLE DISPOSITIVE POWER 5,384,371*
8. SHARED DISPOSITIVE POWER –0–

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,384,371*
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.6%*
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*	See Item 4.

CUSIP No. 59125J104	13G/A	Page 8 of 11 Pages

Item 1	(a).	Name of Issuer:

Metallica Resources Inc. (the “Issuer”)

Item 1	(b).	Address of Issuer’s Principal Executive Offices:

36 Toronto Street, Suite 1000, Toronto, Ontario, Canada M5C 2C5

Item 2	(a).	Name of Person Filing:

This statement is being filed by the following persons with respect to the shares of common stock (“Common Stock”) of the Issuer directly owned by Highfields Capital I LP (“Highfields I”), Highfields Capital II LP (“Highfields II”) and Highfields Capital III L.P. (“Highfields III” and, collectively, the “Funds”):

(i) Highfields Capital Management LP, a Delaware limited partnership (“Highfields Capital Management”) and investment manager to each of the Funds;

(ii) Highfields GP LLC, a Delaware limited liability company (“Highfields GP”) and the General Partner of Highfields Capital Management;

(iii) Highfields Associates LLC, a Delaware limited liability company (“Highfields Associates”) and the General Partner of the Funds;

(iv) Jonathon S. Jacobson, a Managing Member of Highfields GP and a Senior Managing Member of Highfields Associates; and

(v) Richard L. Grubman, a Managing Member of Highfields GP and a Senior Managing Member of Highfields Associates.

This statement is also being filed by Highfields III, an exempted limited partnership organized under the laws of the Cayman Islands, with respect to the shares of Common Stock owned by Highfields III (which shares of Common Stock are also included in the filings for Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson and Mr. Grubman).

Highfields Capital Management, Highfields GP, Highfields Associates, Highfields III, Mr. Jacobson and Mr. Grubman are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons.”

Item 2	(b).	Address of Principal Business Office or, if None, Residence:

Address for Highfields Capital Management, Highfields GP, Highfields Associates,

Mr. Jacobson and Mr. Grubman:

c/o Highfields Capital Management

John Hancock Tower

200 Clarendon Street, 59th Floor

Boston, Massachusetts 02116

Address for Highfields III:

c/o Goldman Sachs (Cayman) Trust Limited

Suite 3307, Gardenia Court

45 Market Street, Camana Bay

P.O. Box 896

Grand Cayman KY1-1103

Cayman Islands

Item 2	(c).	Citizenship:

Highfields Capital Management – Delaware

Highfields GP – Delaware

Highfields Associates – Delaware

Jonathon S. Jacobson – United States

Richard L. Grubman – United States

Highfields III – Cayman Islands

Item 2	(d).	Title of Class of Securities:

Common Stock, without par value

Item 2	(e).	CUSIP Number:

59125J104

Item 3.		Not applicable.

CUSIP No. 59125J104	13G/A	Page 9 of 11 Pages

Item 4.	Ownership.

For Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson and Mr. Grubman:

(a) Amount beneficially owned:

8,534,550 shares of Common Stock

(b) Percent of class:

8.8%

(c) Number of shares of Common Stock as to which such person has:

(i) Sole power to vote or to direct the vote:

8,534,550

(ii) Shared power to vote or to direct the vote:

–0–

(iii) Sole power to dispose or to direct the disposition of:

8,534,550

(iv) Shared power to dispose or to direct the disposition of:

–0–

For Highfields III:

(a) Amount beneficially owned:

5,384,371 of Common Stock

(b) Percent of class:

5.6%

(c) Number of shares of Common Stock as to which such person has:

(i) Sole power to vote or to direct the vote:

5,384,371

(ii) Shared power to vote or to direct the vote:

–0–

(iii) Sole power to dispose or to direct the disposition of:

5,384,371

(iv) Shared power to dispose or to direct the disposition of:

–0–

The information set forth herein includes shares of Common Stock that the Reporting Persons are entitled to acquire through warrants.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

The shares of Common Stock beneficially owned by Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson and Mr. Grubman are beneficially owned by the Funds. Highfields III beneficially owns 5.6% of the shares of Common Stock and each of Highfields I, Highfields II individually owns less than 5% of the shares of Common Stock. Highfields Capital Management serves as the investment manager to each of the Funds. Each of Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson and Mr. Grubman has the power to direct the dividends from or the proceeds of the sale of the shares of Common Stock owned by the Funds.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 59125J104	13G/A	Page 10 of 11 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 28, 2008
Date

HIGHFIELDS CAPITAL MANAGEMENT LP

By: Highfields GP LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS GP LLC

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS ASSOCIATES LLC

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

JONATHON S. JACOBSON

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

CUSIP No. 59125J104	13G/A	Page 11 of 11 Pages

RICHARD L. GRUBMAN

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS CAPITAL III L.P.

By: Highfields Associates LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title